CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Axion Power International, Inc.
3601 Clover Lane
NewCastle, PA 16105

We consent to the inclusion of the financial statements of Axion Power International, Inc. and our report dated March 27, 2008, with respect to the consolidated financial statements and schedules of Axion Power International, Inc included in its Annual Report (Form 10KSB) for the year ended December 31, 2006, and for the period for the date of inception (September 18, 2003) through December 31, 2006 filed with the Securities and Exchange Commission.

/s/ Rotenberg & Co. LLP
Rotenberg & Co. LLP

Rochester, New York
March 27, 2008